Exhibit 99.1

ALTRIA REPORTS 2023 FOURTH-QUARTER AND FULL-YEAR RESULTS;
PROVIDES 2024 FULL-YEAR EARNINGS GUIDANCE; ANNOUNCES NEW $1 BILLION SHARE REPURCHASE PROGRAM

RICHMOND, Va. - February 1, 2024 - Altria Group, Inc. (NYSE: MO) today reports our 2023 fourth-quarter and full-year business results and provides our guidance for 2024 full-year adjusted diluted earnings per share (EPS).
“It was a pivotal year for Altria as we made significant progress in pursuit of our Vision by enhancing our smoke-free product portfolio while our businesses performed well in a challenging environment,” said Billy Gifford, Altria’s Chief Executive Officer. “We grew adjusted diluted EPS by 2.3% and continued our long history of rewarding shareholders by delivering nearly $7.8 billion in dividends and share repurchases.”

“Our plans for 2024 include a continuation of our strategy to balance earnings growth and shareholder returns with strategic investments toward our Vision. We expect to deliver 2024 full-year adjusted diluted EPS in a range of $5.00 to $5.15, representing a growth rate of 1% to 4% from a $4.95 base in 2023.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q4 2023	Change vs. Q4 2022	Full Year 2023	Change vs. Full Year 2022
Net revenues	$5,975	(2.2)%	$24,483	(2.4)%
Revenues net of excise taxes	$5,024	(1.2)%	$20,502	(0.9)%

Reported tax rate	24.7%	24.2 pp	25.6%	3.6 pp
Adjusted tax rate	24.6%	(0.4) pp	24.7%	(0.2) pp

Reported diluted EPS[2]	$1.16	(22.7)%	$4.57	43.3%
Adjusted diluted EPS[2]	$1.18	—%	$4.95	2.3%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information and see the schedules to this press release for reconciliations to corresponding GAAP measures.
2 “EPS” represents diluted earnings per share.

As previously announced, a conference call with the investment community and news media will be webcast on February 1, 2024 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.
6601 West Broad Street, Richmond VA 23230

NJOY
Business Update
On June 1, 2023, we completed our acquisition of NJOY Holdings, Inc. (NJOY Transaction). Our teams executed NJOY’s business plans with speed and focus after the completion of the NJOY Transaction. Our efforts were concentrated on:
•Strengthening NJOY’s global supply chain to provide sustainable support for the anticipated volume increase associated with our NJOY ACE (ACE) expansion plans. We expect to have the needed capacity to support our expansion plans for ACE;
•Filling inventory gaps at retail and expanding distribution of ACE to a total of 75,000 stores as of year-end, an increase of 40,000 stores since the completion of the NJOY Transaction. These stores represent approximately 75% of e-vapor volume and 55% of cigarette volume sold in the U.S. multi-outlet and convenience channel;
•Generating awareness of ACE by amplifying visibility and establishing strong positioning at retail; and
•Refining our understanding of adult vapers to inform our consumer engagement strategies.
Business Results
For the fourth quarter:
•Reported shipment volume of NJOY consumables was approximately 11.1 million units.
•Reported shipment volume of NJOY devices was approximately 0.9 million units.
•Retail share of NJOY in the U.S. multi-outlet and convenience channel was 3.7%.
Since June 1, 2023:
•Reported shipment volume of NJOY consumables was approximately 23.0 million units.
•Reported shipment volume of NJOY devices was approximately 1.3 million units.

Cash Returns to Shareholders
Share Repurchase Program
•We completed our previously authorized $1 billion share repurchase program. In the fourth quarter, we repurchased 6.5 million shares at an average price of $41.41. For the full year, we repurchased 22.7 million shares at an average price of $43.96, for a total cost of $1 billion.
•Our Board of Directors (Board) authorized a new $1 billion share repurchase program, which we expect to complete by December 31, 2024. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of our Board.
Dividends
•We paid dividends of $1.7 billion in the fourth quarter and $6.8 billion for the full year.

2028 Enterprise Goals
At our 2023 Investor Day, we announced our 2028 Enterprise Goals and our commitment to provide annual updates on our progress. Our 2028 goals and our progress through 2023 are listed below:
Corporate
•Deliver a mid-single digits adjusted diluted EPS compounded annual growth rate in 2028 from a $4.84 base in 2022.
◦In 2023, we delivered adjusted diluted EPS growth of 2.3%
•A progressive dividend goal targeting mid-single digits dividend per share growth annually through 2028.
◦ In 2023, we increased our dividend by 4.3%. Future dividend payments remain subject to the discretion of our Board.

•Maintain a debt-to-EBITDA ratio of approximately 2.0x.
◦At year end, our debt-to-consolidated net earnings ratio was 3.2x and our debt-to-EBITDA ratio was 2.2x1.
•Maintain our leadership position in the U.S. tobacco space.
◦On the strength of our brands Marlboro, Copenhagen, Black & Mild, on! and NJOY, we maintained our leadership position in 2023.
•Maintain a total adjusted OCI margin of at least 60% in each year through 2028.
◦For 2023, our total OCI margin was 60.1% and our total adjusted OCI margin was 60.3%1.
U.S. Smoke-Free Portfolio
•Grow U.S. smoke-free volumes by at least 35% from our 2022 base of 800 million units.
◦Our smoke-free volumes were essentially flat in 2023 when compared to 2022.
•Approximately double our smoke-free net revenues to $5 billion from our 2022 base of $2.6 billion, with $2 billion coming from innovative smoke-free products.
◦In 2023, total smoke-free net revenue was $2.7 billion and revenue from innovative smoke-free products was $165 million.
Long-Term Growth
•Our aspiration is to compete in the international innovative smoke-free markets and enter into non-nicotine categories.
◦We are evaluating these opportunities and expect to provide updates on our progress at CAGNY.
1See “Basis of Presentation” for more information on these non-GAAP financial measures.

Environmental, Social and Governance
Our Corporate Responsibility Focus Areas are: (i) reduce the harm of tobacco products, (ii) prevent underage use, (iii) protect the environment, (iv) drive responsibility through our value chain, (v) support our people and communities and (vi) engage and lead responsibly. Our corporate responsibility reports are available on the Responsibility section of www.altria.com.
•In November 2023, the 2023 National Youth Tobacco Survey estimated smoking rates among middle and high school students was 1.6%, an over 85% reduction since 2011 when cigarette smoking prevalence was estimated at 10.8%. The prevalence of past 30-day e-cigarette use among middle and high school students was estimated at 7.7% in 2023 versus its 2019 peak of 20%.
•At year-end 2023, we believe we achieved all our 2030 environmental targets. We submitted new environmental targets to the Science Based Targets initiative for validation and we expect to announce them in the coming months.
•In November 2023, we published the Task Force on Climate-related Financial Disclosures (TCFD) index as a follow-up to our full 2021 TCFD report. This index provides timely updates to the dynamic aspects of our approach to identifying and managing climate risk and opportunities.
•In 2023, we were ranked 5th among the top 1,000 companies in the FTSE Russell Index by The Center for Political Accountability-Zicklin Index in terms of voluntary disclosures of our political spending. We were recognized as a “trendsetter” in this area for the 8th consecutive year.
•For the 6th year, we received a perfect score of 100 in Human Rights Campaign’s 2023 Corporate Equality Index for LGBTQ-inclusive workplace policies and practices.

2024 Full-Year Guidance
We expect to deliver 2024 full-year adjusted diluted EPS in a range of $5.00 to $5.15, representing a growth rate of 1% to 4% from a base of $4.95 in 2023. We expect 2024 adjusted diluted EPS growth to be weighted to the second half of the year. Our guidance includes the impact of two additional shipping days in 2024 and assumes limited impact from enforcement efforts in the illicit e-vapor market on combustible and e-vapor volumes.
While the 2024 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. We will continue to monitor conditions related to (i) the economy, including the cumulative impact of inflation, (ii) adult tobacco consumer (ATC) dynamics, including purchasing patterns and adoption of smoke-free products, (iii) illicit e-vapor enforcement and (iv) regulatory, litigation and legislative developments.
Our 2024 full-year adjusted diluted EPS guidance range includes planned investments in support of our Vision, such as (i) marketplace activities in support of our smoke-free products and (ii) continued smoke-free product research, development and regulatory preparation expenses.
The 2024 full-year adjusted diluted EPS guidance range excludes an estimated per share gain of $1.14 related to the sale of the IQOS Tobacco Heating System commercialization rights that we expect to occur in the second quarter of 2024.
We expect our 2024 full-year adjusted effective tax rate to be in a range of 24.5% to 25.5%, our 2024 capital expenditures to be between $175 million and $225 million and 2024 depreciation and amortization expenses of approximately $310 million.
Our full-year adjusted diluted EPS guidance range and full-year forecast for our adjusted effective tax rate exclude the impact of certain income and expense items that our management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition, disposition and integration-related items, equity investment-related special items (including any changes in fair value of our former equity investment recorded at fair value), certain income tax items, charges associated with tobacco and health and certain other litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the MSA (NPM Adjustment Items). See Table 1 below for the income and expense items for the full-year 2023.
Our management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on our reported diluted EPS or our effective tax rate because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, we do not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, our adjusted diluted EPS guidance or our adjusted effective tax rate forecast.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
Fourth Quarter
•Net revenues decreased 2.2% to $6.0 billion, primarily driven by lower net revenues in the smokeable products segment, partially offset by higher net revenues in the oral tobacco products segment. Revenues net of excise taxes decreased 1.2% to $5.0 billion.
•Reported diluted EPS decreased 22.7% to $1.16, primarily driven by unfavorable income tax items and unfavorable ABI special items, partially offset by 2022 charges related to our former investment in JUUL Labs, Inc. (JUUL) equity securities and fewer shares outstanding.
•Adjusted diluted EPS was unchanged at $1.18, as lower adjusted OCI was offset by fewer shares outstanding and a lower adjusted tax rate.
Full Year
•Net revenues decreased 2.4% to $24.5 billion, primarily driven by lower net revenues in the smokeable products segment, partially offset by higher net revenues in the oral tobacco products segment. Revenues net of excise taxes decreased 0.9% to $20.5 billion.
•Reported diluted EPS increased 43.3% to $4.57, primarily driven by favorable reported results from our investment in ABI (due primarily to our impairment of our investment in ABI in 2022), lower charges related to our former investment in JUUL equity securities, favorable Cronos-related special items, fewer shares outstanding, favorable interest expense and higher reported OCI. These drivers were partially offset by unfavorable income tax items, higher tobacco and health and certain other litigation items, acquisition costs related to the NJOY Transaction and lower net periodic benefit income.
•Adjusted diluted EPS increased 2.3% to $4.95, primarily driven by fewer shares outstanding, higher adjusted earnings from our equity investments, higher adjusted OCI, lower adjusted tax rate and favorable interest expense, partially offset by lower net periodic benefit income and higher amortization due to the NJOY Transaction.

Table 1 - Altria’s Adjusted Results

	Fourth Quarter			Full Year
	2023	2022	Change	2023	2022	Change
Reported diluted EPS	$1.16	$1.50	(22.7)%	$4.57	$3.19	43.3%
NPM Adjustment Items	(0.01)	—		(0.02)	(0.03)
Acquisition, disposition and integration-related items	0.01	—		0.01	—
Tobacco and health and certain other litigation items	—	0.01		0.18	0.05
Loss on disposition and changes in fair value of JUUL equity securities	—	0.06		0.14	0.81
ABI-related special items	0.02	—		0.03	1.12
Cronos-related special items	—	—		0.02	0.10
Income tax items	—	(0.39)		0.02	(0.40)
Adjusted diluted EPS	$1.18	$1.18	—%	$4.95	$4.84	2.3%
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 6, 7, 8 and 9.
NPM Adjustment Items
•For the full-year 2023, we recorded pre-tax income of $50 million (or $0.02 per share) for NPM Adjustment Items and related interest, including $29 million recorded as a reduction to cost of sales in the smokeable products segment and $21 million recorded as interest income.
•For the full-year 2022, we recorded pre-tax income of $68 million (or $0.03 per share) for NPM Adjustment Items and related interest, including $63 million recorded as a reduction to cost of sales in the smokeable products segment and $5 million recorded as interest income.
Tobacco and Health and Certain Other Litigation Items
•For the full-year 2023, we recorded pre-tax charges of $430 million (or $0.18 per share) for tobacco and health and certain other litigation items and related interest costs. The charges for the full year include the settlement of certain JUUL-related litigation.
•For the full-year 2022, we recorded pre-tax charges of $131 million (or $0.05 per share) for tobacco and health and certain other litigation items and related interest costs.
Loss on Disposition and Changes in Fair Value of JUUL Equity Securities
As previously disclosed, we exchanged our entire minority economic interest in JUUL for a non-exclusive, irrevocable global license to certain of JUUL’s heated tobacco intellectual property (2023 JUUL Transaction). In 2023, we recorded non-cash, pre-tax losses from investments in equity securities as a result of the 2023 JUUL Transaction. In 2022, we recorded non-cash, pre-tax losses as a result of changes in the estimated fair value of our former investment in JUUL. Amounts consisted of the following:

	Fourth Quarter		Full Year
($ in millions, except per share data)	2023	2022	2023	2022

(Income) losses from investments in equity securities	$—	$100	$250	$1,455
Losses per share	$—	$0.06	$0.14	$0.81
We recorded corresponding adjustments to the JUUL tax valuation allowance in 2023 and 2022.
ABI-Related Special Items
•For the fourth quarter and full-year 2023, equity earnings from ABI included net pre-tax losses of $35 million (or $0.02 per share) and $89 million (or $0.03 per share), respectively, consisting primarily of a loss on ABI’s sale of certain brands and associated assets in the United States. The amounts for the full-year 2023 also included mark-to-market losses on certain ABI financial instruments associated with its share commitments.
•For the full-year 2022, equity earnings from ABI included net pre-tax losses of $2.5 billion (or $1.12 per share), substantially all of which related to our impairment of our investment in ABI.
The ABI-related special items include our respective share of the amounts recorded by ABI and additional adjustments related to (i) the conversion of ABI-related special items from international financial reporting standards to GAAP and (ii) adjustments to our investment required under the equity method of accounting.

Cronos-Related Special Items
We recorded net pre-tax (income) expense consisting of the following:

	Fourth Quarter		Full Year
($ in millions, except per share data)	2023	2022	2023	2022

Loss on Cronos-related financial instruments	$—	$1	$—	$15
(Income) losses from investments in equity securities [1]	(1)	5	29	171
Total Cronos-related special items - (income) expense	$(1)	$6	$29	$186
Losses per share	$—	$—	$0.02	$0.10
1 Amounts include our share of special items recorded by Cronos and additional adjustments, if required under the equity method of accounting, related to our investment in Cronos including the $107 million non-cash pre-tax impairment of our investment in Cronos in the second quarter of 2022.
We recorded corresponding adjustments to the Cronos tax valuation allowance in 2023 and 2022 relating to the special items.
Income Tax Items
•For the full-year 2023, we recorded income tax items of $32 million (or $0.02 per share), due primarily to tax expense associated with a tax basis adjustment related to our investment in ABI.
•In the fourth quarter and full-year 2022, we recorded tax items of $696 million (or $0.39 per share) and $729 million (or $0.40 per share), respectively, due primarily to the release of valuation allowances on deferred tax assets related to a portion of our former investment in JUUL and our Cronos warrant (which we irrevocably abandoned in the fourth quarter of 2022) due to the anticipated ability to utilize these losses.

SMOKEABLE PRODUCTS

Revenues and OCI
Fourth Quarter
•Net revenues decreased 3.3%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes decreased 2.4%.
•Reported OCI was essentially unchanged as higher pricing, lower costs (which include lower tobacco and health litigation items) and higher NPM Adjustment Items were mostly offset by lower shipment volume, higher promotional investments and higher per unit settlement charges.
•Adjusted OCI decreased 1.3%, primarily driven by lower shipment volume, higher promotional investments and higher per unit settlement charges, partially offset by higher pricing and lower costs. Adjusted OCI margins increased by 0.6 percentage points to 59.0%.
Full Year
•Net revenues decreased 3.2%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes decreased 1.6%.
•Reported OCI decreased 0.2%, primarily driven by lower shipment volume, higher promotional investments, higher per unit settlement charges and lower NPM Adjustment Items, mostly offset by higher pricing.
•Adjusted OCI was essentially unchanged as lower shipment volume, higher promotional investment, higher per unit settlement charges and higher costs were mostly offset by higher pricing. Adjusted OCI margins increased by 0.9 percentage points to 59.9%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2023	2022	Change	2023	2022	Change
Net revenues	$5,274	$5,456	(3.3)%	$21,756	$22,476	(3.2)%
Excise taxes	(924)	(1,000)		(3,869)	(4,289)
Revenues net of excise taxes	$4,350	$4,456	(2.4)%	$17,887	$18,187	(1.6)%

Reported OCI	$2,578	$2,576	0.1%	$10,670	$10,688	(0.2)%
NPM Adjustment Items	(14)	(3)		(29)	(63)
Tobacco and health and certain other litigation items	4	30		69	101
Adjusted OCI	$2,568	$2,603	(1.3)%	$10,710	$10,726	(0.1)%
Reported OCI margins [1]	59.3%	57.8%	1.5 pp	59.7%	58.8%	0.9 pp
Adjusted OCI margins [1]	59.0%	58.4%	0.6 pp	59.9%	59.0%	0.9 pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
Fourth Quarter
•Smokeable products segment reported domestic cigarette shipment volume decreased 7.6%, primarily driven by the industry’s decline rate (impacted by macroeconomic pressures on ATC disposable income and the growth of illicit e-vapor products) and retail share losses, partially offset by trade inventory movements.
•When adjusted for trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 9%.
•When adjusted for trade inventory movements and other factors, total estimated domestic cigarette industry volume decreased by an estimated 8%.
•Reported cigar shipment volume decreased 1.4%.

Full Year
•Smokeable products segment reported cigarette shipment volume decreased 9.9%, primarily driven by the industry’s decline rate (impacted by macroeconomic pressures on ATC disposable income and the growth of illicit e-vapor products) and retail share losses, partially offset by trade inventory movements.
•When adjusted for trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 10%.
•When adjusted for trade inventory movements and other factors, total estimated domestic cigarette industry volume decreased by an estimated 8%.
•Reported cigar shipment volume increased 2.8%.

Table 3 - Smokeable Products: Reported Shipment Volume (sticks in millions)

	Fourth Quarter			Full Year
	2023	2022	Change	2023	2022	Change
Cigarettes:
Marlboro	16,462	17,597	(6.4)%	68,801	75,406	(8.8)%
Other premium	859	915	(6.1)%	3,533	3,866	(8.6)%
Discount	883	1,195	(26.1)%	4,002	5,406	(26.0)%
Total cigarettes	18,204	19,707	(7.6)%	76,336	84,678	(9.9)%

Cigars:
Black & Mild	418	424	(1.4)%	1,777	1,727	2.9%
Other	1	1	—%	3	4	(25.0)%
Total cigars	419	425	(1.4)%	1,780	1,731	2.8%

Total smokeable products	18,623	20,132	(7.5)%	78,116	86,409	(9.6)%
Note: Cigarettes volume includes units sold as well as promotional units but excludes units sold for distribution to Puerto Rico, U.S. Territories to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to our smokeable products segment.

Retail Share and Brand Activity
Fourth Quarter
•Marlboro retail share of the total cigarette category was 42.2%, unchanged versus the prior year. Marlboro retail share decreased 0.1 share point from the third quarter of 2023. Additionally, Marlboro share of the premium segment was 59.2%, an increase of 0.8 share points versus the prior year and 0.3 share points sequentially.
•The cigarette industry discount retail share was 28.6%, an increase of 0.9 share points versus the prior year and 0.4 share points sequentially primarily due to seasonal trends in the discount segment and increased macroeconomic pressures on ATC disposable income.
Full Year
•Marlboro retail share of the total cigarette category was 42.1%, a decrease of 0.4 share points versus the prior year primarily due to increased macroeconomic pressures on ATC disposable income and increased competitive activity.
•The cigarette industry discount retail share was 28.3%, an increase of 1.4 share points versus the prior year due to the increased macroeconomic pressures on ATC disposable income.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Fourth Quarter			Full Year
	2023	2022	Percentage point change	2023	2022	Percentage point change
Cigarettes:
Marlboro	42.2%	42.2%	—	42.1%	42.5%	(0.4)
Other premium	2.3	2.3	—	2.3	2.3	—
Discount	2.3	2.9	(0.6)	2.5	3.1	(0.6)
Total cigarettes	46.8%	47.4%	(0.6)	46.9%	47.9%	(1.0)
Note: Retail share results for cigarettes are based on data from Circana, Inc. and Circana Group, L.P. (Circana) as well as, MSAi. Circana was formed by the recent merger of IRI and NPD Group, Inc. Circana maintains a blended retail service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Similar to prior reporting, this service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers through the Store Tracking Analytical Reporting System (STARS), as provided by MSAi. This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is retail services’ standard practice to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

ORAL TOBACCO PRODUCTS

Revenues and OCI
Fourth Quarter
•Net revenues increased 6.6%, primarily driven by higher pricing and lower promotional investments, partially offset by lower MST shipment volume and a higher percentage of on! shipment volume relative to MST versus the prior year (mix change). Revenues net of excise taxes increased 7.1%.
•Reported and adjusted OCI increased 10.3%, primarily driven by higher pricing and lower promotional investments, partially offset by lower MST shipment volume, mix change and higher costs. Adjusted OCI margins increased by 1.8 percentage points to 63.1%.
Full Year
•Net revenues increased 3.4%, primarily driven by higher pricing, partially offset by lower MST shipment volume and mix change. Revenues net of excise taxes increased 3.8%.
•Reported and adjusted OCI increased 5.5%, primarily driven by higher pricing and lower costs, partially offset by lower MST shipment volume and mix change. Adjusted OCI margins increased by 1.1 percentage points to 67.4%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2023	2022	Change	2023	2022	Change
Net revenues	$674	$632	6.6%	$2,667	$2,580	3.4%
Excise taxes	(27)	(28)		(112)	(119)
Revenues net of excise taxes	$647	$604	7.1%	$2,555	$2,461	3.8%

Reported and adjusted OCI	$408	$370	10.3%	$1,722	$1,632	5.5%
Reported and adjusted OCI margins [1]	63.1%	61.3%	1.8 pp	67.4%	66.3%	1.1 pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
Fourth Quarter
•Oral tobacco products segment reported domestic shipment volume decreased 2.0%, primarily driven by retail share losses in MST, partially offset by the industry’s growth rate and other factors. When adjusted for trade inventory movements and calendar differences, oral tobacco products segment shipment volume decreased by an estimated 2.5%.
Full Year
•Oral tobacco products segment reported domestic shipment volume decreased 2.2%, primarily driven by retail share losses in MST, partially offset by the industry’s growth rate, trade inventory movements and other factors. When adjusted for trade inventory movements and calendar differences, oral tobacco products segment shipment volume decreased by an estimated 2.5%.
•Total oral tobacco industry volume increased by an estimated 7.5% for the six months ended December 31, 2023, primarily driven by growth in oral nicotine pouches, partially offset by declines in MST volumes.

Table 6 - Oral Tobacco Products: Reported Shipment Volume (cans and packs in millions)

	Fourth Quarter			Full Year
	2023	2022	Change	2023	2022	Change
Copenhagen	106.8	114.1	(6.4)%	440.1	470.6	(6.5)%
Skoal	39.8	43.3	(8.1)%	163.1	179.4	(9.1)%
on!	30.4	22.9	32.8%	114.3	82.5	38.5%
Other	16.1	16.8	(4.2)%	65.4	68.1	(4.0)%
Total oral tobacco products	193.1	197.1	(2.0)%	782.9	800.6	(2.2)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to our oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share and Brand Activity
Fourth Quarter
•Oral tobacco products segment retail share was 40.1%, as share declines for MST products were primarily driven by the category share growth of oral nicotine pouches.
•Total U.S. oral tobacco category share for on! nicotine pouches was 6.9%, an increase of 1.1 percentage points versus the prior year and stable sequentially.
•The U.S. nicotine pouch category grew to 35.9% of the U.S. oral tobacco category, an increase of 11.8 share points versus the prior year. In addition, on!’s share of the nicotine pouch category was 19.3%.
Full Year
•Oral tobacco products segment retail share was 42.8%, as share declines for MST products were primarily driven by the category share growth of oral nicotine pouches.
•Total U.S. oral tobacco category share for on! nicotine pouches was 6.8%, an increase of 1.8 percentage points.
•The U.S. nicotine pouch category grew to 31.0% of the U.S. oral tobacco category, an increase of 9.4 share points versus the prior year. In addition, on!’s share of the nicotine pouch category was 22.0%.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2023	2022	Percentage point change	2023	2022	Percentage point change
Copenhagen	21.7%	26.2%	(4.5)	23.6%	27.1%	(3.5)
Skoal	8.8	10.8	(2.0)	9.5	11.3	(1.8)
on!	6.9	5.8	1.1	6.8	5.0	1.8
Other	2.7	3.1	(0.4)	2.9	3.1	(0.2)
Total oral tobacco products	40.1%	45.9%	(5.8)	42.8%	46.5%	(3.7)
Note: Our oral tobacco products segment’s retail share results exclude international volume. Retail share results for oral tobacco products are based on data from Circana, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products are defined by Circana as moist smokeless, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is retail services’ standard practice to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

Altria’s Profile
We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.
Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches, and NJOY, LLC (NJOY), currently the only e-vapor manufacturer to receive market authorizations from the U.S. Food and Drug Administration (FDA) for a pod-based e-vapor product.
Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products and, through a separate agreement, we have the exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks® through April 2024.
Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.
The brand portfolios of our operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, on!® and NJOY®. Trademarks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on X (formerly known as Twitter), Facebook and LinkedIn.

Basis of Presentation
We report our financial results in accordance with GAAP. Our management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, our segments. Our management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2024 Full-Year Guidance.” In addition, our management reviews the ratio of debt-to-Consolidated EBITDA, which we use as a factor to determine our ability to access the capital markets and make investments in pursuit of our Vision. Consolidated EBITDA, as defined in our credit agreement, is calculated in accordance with our credit agreement and includes certain adjustments. Our management does not view any of these special items to be part of our underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Our management also reviews income tax rates on an adjusted basis. Our adjusted effective tax rate may exclude certain income tax items from our reported effective tax rate. Our management believes that adjusted financial measures provide useful additional insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Our management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating capital and other resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not required by, or calculated in accordance with, GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. We provide reconciliations of historical adjusted financial measures to corresponding GAAP measures in this release.
We use the equity method of accounting for our investment in ABI and Cronos and report our share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time for us to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect our cash flows. We accounted for our former investment in the equity securities of JUUL at fair value.
Our reportable segments are (i) smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA and Middleton, respectively, and (ii) oral tobacco products, including MST and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix. We have included results for NJOY,

Horizon, Helix rest-of-world, the IQOS Tobacco Heating System® and Philip Morris Capital Corporation (prior to the completion of its wind-down at the end of 2022) in “All Other.” Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that are subject to a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results to differ materially from those contained in the forward-looking statements included in this release are described in our publicly filed reports, including our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Reports on Form 10-Q. These factors include the following:
▪our inability to anticipate and respond to changes in adult tobacco consumer preferences and purchase behavior;
▪our inability to compete effectively;
▪the growth of the e-vapor category, including illegal flavored disposable e-vapor products, and other innovative tobacco products, including oral nicotine pouches, contributing to reductions in cigarette and MST consumption levels and shipment volume;
▪our failure to commercialize innovative products, including tobacco products that may reduce health risks relative to other tobacco products and appeal to adult tobacco consumers;
▪changes, including in macroeconomic and geopolitical conditions (including inflation), that result in shifts in adult tobacco consumer disposable income and purchasing behavior, including choosing lower-priced and discount brands or products, and reductions in shipment volumes;
▪unfavorable outcomes with respect to litigation proceedings or any governmental investigations;
▪the risks associated with significant federal, state and local government actions, including FDA regulatory actions, and various private sector actions;
▪increases in tobacco product-related taxes;
▪our failure to complete or manage successfully strategic transactions, including acquisitions, dispositions, joint ventures and investments in third parties, or realize the anticipated benefits of such transactions;
▪significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of changes in macroeconomic, climate and geopolitical conditions;
▪our reliance on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers and the risks associated with an extended disruption at a facility or in service by a supplier, distributor or distribution chain service provider;
▪the risk that we may be required to write down intangible assets, including trademarks and goodwill, due to impairment;
▪the risk that we could decide, or be required to, recall products;
▪the various risks related to health epidemics and pandemics, and the measures that international, federal, state and local governments, agencies, law enforcement and health authorities implement to address them;
▪our inability to attract and retain a highly skilled and diverse workforce due to the decreasing social acceptance of tobacco usage, tobacco control actions and other factors;
▪the risks associated with the various U.S. and foreign laws and regulations to which we are subject due to our international business operations;
▪the risks concerning a challenge to our tax positions, an increase in the income tax rate or other changes to federal or state tax laws;
▪the risks associated with legal and regulatory requirements related to climate change and other environmental sustainability matters;
▪disruption and uncertainty in the credit and capital markets, including risk of losing access to these markets;
▪a downgrade or potential downgrade of our credit ratings;

▪our inability to attract investors due to increasing investor expectations of our performance relating to corporate responsibility factors;
▪the failure of our, or our key service providers’ or key suppliers’, information systems to function as intended, or cyber-attacks or security breaches;
▪our failure, or the failure of our key service providers or key suppliers, to comply with personal data protection, privacy, artificial intelligence and information security laws;
▪the risk that the expected benefits of our investment in ABI may not materialize in the expected manner or timeframe or at all, including due to macroeconomic and geopolitical conditions; foreign currency exchange rates; ABI’s business results; ABI’s share price; impairment losses on the value of our investment; our incurrence of additional tax liabilities related to our investment in ABI; and potential reductions in the number of directors that we can have appointed to the ABI board of directors; and
▪the risks associated with our investment in Cronos, including legal, regulatory and reputational risks and the risk that the expected benefits of the transaction may not materialize in the expected timeframe or at all.
You should understand that it is not possible to predict or identify all factors and risks. Consequently, you should not consider the foregoing list complete. We do not undertake to update any forward-looking statement that we may make from time to time except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2023	2022	% Change

Net revenues	$5,975	$6,111	(2.2)%
Cost of sales [1]	1,525	1,573
Excise taxes on products [1]	951	1,028
Gross profit	3,499	3,510	(0.3)%
Marketing, administration and research costs	570	573
Operating companies income	2,929	2,937	(0.3)%
Amortization of intangibles	41	19
General corporate expenses	92	100
Operating income	2,796	2,818	(0.8)%
Interest and other debt expense, net	231	226
Net periodic benefit income, excluding service cost	(32)	(47)
(Income) losses from investments in equity securities [1]	(138)	(66)
Loss on Cronos-related financial instruments	—	1
Earnings before income taxes	2,735	2,704	1.1%
Provision for income taxes	675	14
Net earnings	$2,060	$2,690	(23.4)%

Per share data:
Diluted earnings per share	$1.16	$1.50	(22.7)%

Weighted-average diluted shares outstanding	1,767	1,790	(1.3)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

				Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	All Other	Total
2023	$5,274	$674	$27	$5,975
2022	5,456	632	23	6,111
% Change	(3.3)%	6.6%	17.4%	(2.2)%

Reconciliation:
For the quarter ended December 31, 2022	$5,456	$632	$23	$6,111
Operations	(182)	42	4	(136)
For the quarter ended December 31, 2023	$5,274	$674	$27	$5,975

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	All Other	Total
2023	$2,578	$408	$(57)	$2,929
2022	2,576	370	(9)	2,937
% Change	0.1%	10.3%	(100%+)	(0.3)%

Reconciliation:
For the quarter ended December 31, 2022	$2,576	$370	$(9)	$2,937

NPM Adjustment Items - 2022	(3)	—	—	(3)
Tobacco and health and certain other litigation items - 2022	30	—	—	30
	27	—	—	27

NPM Adjustment Items - 2023	14	—	—	14
Tobacco and health and certain other litigation items - 2023	(4)	—	—	(4)
	10	—	—	10
Operations	(35)	38	(48)	(45)
For the quarter ended December 31, 2023	$2,578	$408	$(57)	$2,929

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2023	2022	% Change

Net revenues	$24,483	$25,096	(2.4)%
Cost of sales [1]	6,218	6,442
Excise taxes on products [1]	3,981	4,408
Gross profit	14,284	14,246	0.3%
Marketing, administration and research costs	1,966	1,962
Operating companies income	12,318	12,284	0.3%
Amortization of intangibles	128	73
General corporate expenses	643	292
Operating income	11,547	11,919	(3.1)%
Interest and other debt expense, net	989	1,058
Net periodic benefit income, excluding service cost	(127)	(184)
(Income) losses from investments in equity securities [1]	(243)	3,641
Loss on Cronos-related financial instruments	—	15
Earnings before income taxes	10,928	7,389	47.9%
Provision for income taxes	2,798	1,625
Net earnings	$8,130	$5,764	41.0%

Per share data[2]:
Diluted earnings per share	$4.57	$3.19	43.3%

Weighted-average diluted shares outstanding	1,777	1,804	(1.5)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

[2] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

				Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	All Other	Total
2023	$21,756	$2,667	$60	$24,483
2022	22,476	2,580	40	25,096
% Change	(3.2)%	3.4%	50.0%	(2.4)%

Reconciliation:
For the year ended December 31, 2022	$22,476	$2,580	$40	$25,096
Operations	(720)	87	20	(613)
For the year ended December 31, 2023	$21,756	$2,667	$60	$24,483

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	All Other	Total
2023	$10,670	$1,722	$(74)	$12,318
2022	10,688	1,632	(36)	12,284
% Change	(0.2)%	5.5%	(100%+)	0.3%

Reconciliation:
For the year ended December 31, 2022	$10,688	$1,632	$(36)	$12,284

NPM Adjustment Items - 2022	(63)	—	—	(63)
Tobacco and health and certain other litigation items - 2022	101	—	—	101
	38	—	—	38

NPM Adjustment Items - 2023	29	—	—	29
Tobacco and health and certain other litigation items - 2023	(69)	—	—	(69)
	(40)	—	—	(40)
Operations	(16)	90	(38)	36
For the year ended December 31, 2023	$10,670	$1,722	$(74)	$12,318

Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2023	2022	2023	2022
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$924	$1,000	$3,869	$4,289
Oral tobacco products	27	28	112	119
	$951	$1,028	$3,981	$4,408

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$879	$922	$3,711	$3,908
Oral tobacco products	1	3	4	10
	$880	$925	$3,715	$3,918

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$66	$66	$259	$270
Oral tobacco products	1	1	5	5
	$67	$67	$264	$275

The detail of (income) losses from investments in equity securities is as follows:

ABI	$(138)	$(182)	$(539)	$1,973
Cronos	—	16	46	213
JUUL	—	100	250	1,455
	$(138)	$(66)	$(243)	$3,641

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2023 Net Earnings	$2,060	$1.16
2022 Net Earnings	$2,690	$1.50
% Change	(23.4)%	(22.7)%

Reconciliation:
2022 Net Earnings	$2,690	$1.50

2022 NPM Adjustment Items	(6)	—
2022 Acquisition, disposition and integration-related items	1	—
2022 Tobacco and health and certain other litigation items	22	0.01
2022 JUUL changes in fair value	100	0.06
2022 ABI-related special items	(12)	—
2022 Cronos-related special items	14	—
2022 Income tax items	(696)	(0.39)
Subtotal 2022 special items	(577)	(0.32)

2023 NPM Adjustment Items	27	0.01
2023 Acquisition, disposition and integration-related items	(16)	(0.01)
2023 Tobacco and health and certain other litigation items	(5)	—
2023 ABI-related special items	(27)	(0.02)
2023 Cronos-related special items	1	—
2023 Income tax items	(3)	—
Subtotal 2023 special items	(23)	(0.02)

Fewer shares outstanding	—	0.01
Change in tax rate	12	0.01
Operations	(42)	(0.02)
2023 Net Earnings	$2,060	$1.16

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
2023 Reported	$2,735	$675	$2,060	$1.16
NPM Adjustment Items	(35)	(8)	(27)	(0.01)
Acquisition, disposition and integration-related items	21	5	16	0.01
Tobacco and health and certain other litigation items	6	1	5	—
ABI-related special items	35	8	27	0.02
Cronos-related special items	(1)	—	(1)	—
Income tax items	—	(3)	3	—
2023 Adjusted for Special Items	$2,761	$678	$2,083	$1.18

2022 Reported	$2,704	$14	$2,690	$1.50
NPM Adjustment Items	(8)	(2)	(6)	—
Acquisition, disposition and integration-related items	1	—	1	—
Tobacco and health and certain other litigation items	30	8	22	0.01
JUUL changes in fair value	100	—	100	0.06
ABI-related special items	(16)	(4)	(12)	—
Cronos-related special items	6	(8)	14	—
Income tax items	—	696	(696)	(0.39)
2022 Adjusted for Special Items	$2,817	$704	$2,113	$1.18

2023 Reported Net Earnings			$2,060	$1.16
2022 Reported Net Earnings			$2,690	$1.50
% Change			(23.4)%	(22.7)%

2023 Net Earnings Adjusted for Special Items			$2,083	$1.18
2022 Net Earnings Adjusted for Special Items			$2,113	$1.18
% Change			(1.4)%	—%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS[1]
2023 Net Earnings	$8,130	$4.57
2022 Net Earnings	$5,764	$3.19
% Change	41.0%	43.3%

Reconciliation:
2022 Net Earnings	$5,764	$3.19

2022 NPM Adjustment Items	(51)	(0.03)
2022 Acquisition, disposition and integration-related items	9	—
2022 Tobacco and health and certain other litigation items	98	0.05
2022 JUUL changes in fair value	1,455	0.81
2022 ABI-related special items	2,010	1.12
2022 Cronos-related special items	186	0.10
2022 Income tax items	(729)	(0.40)
Subtotal 2022 special items	2,978	1.65

2023 NPM Adjustment Items	38	0.02
2023 Acquisition, disposition and integration-related items	(26)	(0.01)
2023 Tobacco and health and certain other litigation items	(323)	(0.18)
2023 Loss on disposition of JUUL equity securities	(250)	(0.14)
2023 ABI-related special items	(70)	(0.03)
2023 Cronos-related special items	(29)	(0.02)
2023 Income tax items	(32)	(0.02)
Subtotal 2023 special items	(692)	(0.38)

Fewer shares outstanding	—	0.07
Change in tax rate	33	0.02
Operations	47	0.02
2023 Net Earnings	$8,130	$4.57

[1] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.
es) per share attributable to Altria are computed independently for each period. Accordingly, t

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS[1]
2023 Reported	$10,928	$2,798	$8,130	$4.57
NPM Adjustment Items	(50)	(12)	(38)	(0.02)
Acquisition, disposition and integration-related items	35	9	26	0.01
Tobacco and health and certain other litigation items	430	107	323	0.18
Loss on disposition of JUUL equity securities	250	—	250	0.14
ABI-related special items	89	19	70	0.03
Cronos-related special items	29	—	29	0.02
Income tax items	—	(32)	32	0.02
2023 Adjusted for Special Items	$11,711	$2,889	$8,822	$4.95

2022 Reported	$7,389	$1,625	$5,764	$3.19
NPM Adjustment Items	(68)	(17)	(51)	(0.03)
Acquisition, disposition and integration-related items	11	2	9	—
Tobacco and health and certain other litigation items	131	33	98	0.05
JUUL changes in fair value	1,455	—	1,455	0.81
ABI-related special items	2,544	534	2,010	1.12
Cronos-related special items	186	—	186	0.10
Income tax items	—	729	(729)	(0.40)
2022 Adjusted for Special Items	$11,648	$2,906	$8,742	$4.84

2023 Reported Net Earnings			$8,130	$4.57
2022 Reported Net Earnings			$5,764	$3.19
% Change			41.0%	43.3%

2023 Net Earnings Adjusted for Special Items			$8,822	$4.95
2022 Net Earnings Adjusted for Special Items			$8,742	$4.84
% Change			0.9%	2.3%

[1] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts

		Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$3,686	$4,030
Receivable from the sale of IQOS System commercialization rights	—	1,721
Inventories	1,215	1,180
Other current assets	684	289
Property, plant and equipment, net	1,652	1,608
Goodwill and other intangible assets, net	20,477	17,561
Investments in equity securities	10,011	9,600
Other long-term assets	845	965
Total assets	$38,570	$36,954

Liabilities and Stockholders’ Equity (Deficit)
Current portion of long-term debt	$1,121	$1,556
Accrued settlement charges	2,563	2,925
Deferred gain from the sale of IQOS System commercialization rights (current)	2,700	—
Other current liabilities	4,935	4,135
Long-term debt	25,112	25,124
Deferred income taxes	2,799	2,897
Accrued pension costs	130	133
Accrued postretirement health care costs	1,079	1,083
Deferred gain from the sale of IQOS System commercialization rights (long-term)	—	2,700
Other long-term liabilities	1,621	324
Total liabilities	42,060	40,877
Total stockholders’ equity (deficit) attributable to Altria	(3,540)	(3,973)
Noncontrolling interest	50	50
Total liabilities and stockholders’ equity (deficit)	$38,570	$36,954

Total debt	$26,233	$26,680

						Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities	Loss on Cronos-related financial instruments
2023 Special Items - (Income) Expense
NPM Adjustment Items	$(14)	$—	$—	$(21)	$—	$—
Acquisition, disposition and integration-related items	—	—	21	—	—	—
Tobacco and health and certain other litigation items	—	4	2	—	—	—
ABI-related special items	—	—	—	—	35	—
Cronos-related special items	—	—	—	—	(1)	—

2022 Special Items - (Income) Expense
NPM Adjustment Items	$(3)	$—	$—	$(5)	$—	$—
Acquisition, disposition and integration-related items	—	—	22	(21)	—	—
Tobacco and health and certain other litigation items	—	30	—	—	—	—
JUUL changes in fair value	—	—	—	—	100	—
ABI-related special items	—	—	—	—	(16)	—
Cronos-related special items	—	—	—	—	5	1

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

					Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities	Loss on Cronos-related financial instruments
2023 Special Items - (Income) Expense
NPM Adjustment Items	$(29)	$—	$—	$(21)	$—	$—
Acquisition, disposition and integration-related items	—	—	80	(45)	—	—
Tobacco and health and certain other litigation items	—	69	350	11	—	—
Loss on disposition of JUUL equity securities	—	—	—	—	250	—
ABI-related special items	—	—	—	—	89	—
Cronos-related special items	—	—	—	—	29	—

2022 Special Items - (Income) Expense
NPM Adjustment Items	$(63)	$—	$—	$(5)	$—	$—
Acquisition, disposition and integration-related items	—	—	32	(21)	—	—
Tobacco and health and certain other litigation items	—	101	27	3	—	—
JUUL changes in fair value	—	—	—	—	1,455	—
ABI-related special items	—	—	—	—	2,544	—
Cronos-related special items	—	—	—	—	171	15

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in our consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

Schedule 13
ALTRIA GROUP, INC.
and Subsidiaries
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
For the Twelve Months Ended December 31, 2023 [1]
(dollars in millions)
(Unaudited)

Total
Consolidated Net Earnings	$8,130
Interest and other debt expense, net	989
Provision for income taxes	2,798
Depreciation and amortization	272
EBITDA [2]	12,189
(Income) loss from investments in equity securities and noncontrolling interests, net	(243)
Dividends from less than 50% owned affiliates	163
Consolidated EBITDA [3]	$12,109

Current portion of long-term debt	$1,121
Long-term debt	25,112
Total Debt [4]	26,233
Cash and cash equivalents [5]	3,686
Net Debt [6]	$22,547

Ratios:
Total Debt / Consolidated Net Earnings	3.2
Total Debt / Consolidated EBITDA	2.2
Net Debt / Consolidated EBITDA	1.9

[1] Calculated as of the end of the applicable quarter on a rolling four quarters basis.

[2] Reflects earnings before interest, taxes, depreciation and amortization (“EBITDA").

[3] Reflects the term “Consolidated EBITDA” as defined in Altria’s revolving credit agreement.

[4] Reflects total debt as presented on Altria’s Condensed Consolidated Balance Sheet at December 31, 2023. See Schedule 10.

[5] Reflects cash and cash equivalents as presented on Altria’s Condensed Consolidated Balance Sheet at December 31, 2023. See Schedule 10.

[6] Reflects total debt, less cash and cash equivalents at December 31, 2023.

Altria and Consolidated Subsidiaries, Selected Financial Data				Schedule 14
($ in millions)

	For the Year Ended December 31, 2023
	Smokeable Products	Oral Tobacco Products	All Other	Total
Net revenues	$21,756	$2,667	$60	$24,483
Excise taxes	(3,869)	(112)	—	(3,981)
Revenues net of excise taxes	$17,887	$2,555	$60	$20,502

Reported operating companies income (OCI)	$10,670	$1,722	$(74)	$12,318
NPM Adjustment Items	(29)	—	—	(29)
Tobacco and health and certain other litigation items	69	—	—	69
Adjusted OCI	$10,710	$1,722	$(74)	$12,358
Reported OCI margins [1]	59.7%	67.4%	(100+)%	60.1%
Adjusted OCI margins [1]	59.9%	67.4%	(100+)%	60.3%
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.